Personal Employment Agreement

This Personal Employment Agreement (“Agreement”) is entered into as of June 4, 2017, by and between One World Cannabis Ltd. (the “Company”) and Yossi Dagan (the “Employee”).

1.	Position. The Employee will serve in the position described in Exhibit A and shall be under the direction of the person stated in Exhibit A, or such other person as shall be decided by the Company from time to time. The Employee undertakes to perform his/her duties diligently, conscientiously and in furtherance of the Company’s best interests.

2.	Fulltime Employment. The Employee is employed on a full time basis and as such, the Employee undertakes to devote his/her business time and attention to the business and affairs of the Company and to the performance of his/her duties to the Company. The Employee may engage in other paid or unpaid employment, occupation or other business activities which are not competitive and/or in conflict with his position in the Company and/or Company’s business, provided that the Company has granted its prior written consent to such other activities.

3.	Employee’s Representations and Undertakings. The Employee represents that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which the Employee is a party or by which the Employee is bound, including, without limitation, any confidentiality or non-competition agreement; and (ii) will not require the consent of any person or entity. The Employee undertakes to inform the Company immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. The Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with the Employee’s position in the Company. The Employee further acknowledges and agrees (i) to the transfer of any information concerning the Employee and held by the Company to a database (including a database located abroad) and to third parties in general, as is reasonable for business purposes or in pursuit of the Company’s business interests; (ii) to travel abroad from time to time if and as may be required pursuant to his/her position; (iii) to adhere to any applicable law or provision, pertaining to his/her employment; (iv) to protect the good name of the Company and not to perform any act that may bring the Company into disrepute; (v) to use any equipment (such as lap top) and access to systems (such as email system) provided to the Employee by the Company for purposes related to the Employee’s employment (and the Employee acknowledges and agrees that such equipment and systems may be reasonably monitored by the Company for business purposes and the Employee should not expect a right of privacy therein).

4.	Term and Termination. The Employee’s employment with the Company began, or will begin, on the date set forth in Exhibit A (the “Start Date”). Either party may terminate this Agreement and the employment relationship hereunder at any time by giving the other party prior written notice of termination of such number of days as set forth in Exhibit A (the “Notice Period”). Notwithstanding the aforesaid, the Company is entitled to terminate this Agreement and the employment relationship with immediate effect or at any time during the Notice Period upon a written notice to the Employee and payment to the Employee of a one time amount equal to the Salary the Employee would have been entitled to receive in respect of the portion of the Notice Period which was forefeited, in lieu of such prior notice period.

Notwithstanding the aforesaid, in the event of a Cause (as defined below), the Company will be entitled to terminate this Agreement immediately and this Agreement and the employment relationship will be deemed effectively terminated as of the time of delivery of such notice (subject to any minimal mandatory notice requirement under applicable law) and the Company shall have no obligation to pay any compensation during or in lieu of the notice period. The term “Cause” means: (i) the Employee engages in any act of dishonesty, fraud, misrepresentation, or intentional illegal conduct; (ii) the Employee’s violation of any law or regulation applicable to the Company’s business; (iii) any unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets or any other breach of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B hereto; (iv) a material breach by the Employee of any agreement between the Employee and the Company; (v) a failure by the Employee to comply with the Company’s written policies or rules; or (vi) any circumstances which allow for termination without severance payment under applicable law.

During the Notice Period, this Agreement will remain in full force and effect and there will be no change in Employee’s position with the Company or any obligations hereunder, unless otherwise determined by the Company in a written notice to Employee, and the Employee will cooperate with the Company and use the Employee’s best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities. Upon termination of the employment for any reason or cause whatsoever, Employee shall immediately surrender to the Company all property, equipment, documents and information in his/her possession or disposal, as such may have been delivered to him/her during or due to his/her employment with the Company, and Employee shall have no rights of lien or possession in respect thereof.

5.	Proprietary Information; Confidentiality and Non-Competition. The Employee shall, simultaneously herewith, execute and deliver, and hereby agrees to be bound by the provisions of, the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached in Exhibit B hereto, the terms of which will survive termination of this Agreement.

6.	Salary. The Company will pay the Employee a gross monthly salary in the amount set forth in Exhibit A (the “Salary”). Except as specifically set forth herein, the Salary includes any and all payments to which Employee is entitled hereunder and under any applicable laws, regulations or agreements. Payment of the Salary will be made no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and any amounts deductible under this Agreement.

7.	Social Benefits. The Company shall, on a monthly basis, pay to a pension scheme for the benefit of the Employee and shall deduct from the Employee’s Salary a respective payment towards such pension scheme (the “Pension Scheme”). The contributions to the Pension Scheme will be as follows:

(i)	The Company will pay an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary as a severance pay component;

(ii)	In case of a Pension Scheme of a managers insurance type (and not a pension fund), the Company shall pay for a disability insurance in an amount of 2.5% of the Salary or a lower amount as required to insure 75% of the Salary (the “Disability Insurance Component”);

(iii)	The Company will pay towards a savings component (A) an amount equal to 6.5% of the Salary in case the Pension Scheme is through a pension fund or (B) an amount equal to 6.5% of the Salary less the Disability Insurance Component, but in no event less than 5%, in case of a managers insurance type Pension Scheme; and

(iv)	The Company shall deduct from the net Salary an amount equal to 6% of the Salary which amount shall be allocated to a savings component.

All payments to the Pension Scheme will be made in compliance with Section 14 of the Severance Compensation Law, 1963 (“Section 14”), and in accordance with the general approval of the Labor Minister dated June 9, 1998, promulgated under said Section 14, a copy of which is attached hereby as Exhibit C, and the terms of Section 14 and said general approval will apply to the relationship hereunder. Therefore, the ownership of the Pension Scheme will be transferred to the Employee following termination of employment and the Company will not be entitled to retrieve any of the funds it transferred to the Pension Scheme, other than in accordance with Section 14 and said general approval, and the transfer of the Pension Scheme to the ownership of the Employee will be the full and only compensation to be paid by the Company to the Employee in such circumstances in respect of severance pay.

8.	Vacation. The Employee will be entitled to that number of vacation days per year set forth in Exhibit A. The Company will be entitled to direct the use of the vacation days, at its discretion. Right to accumulate unused vacation days shall be as decided by the Company from time to time and the Company shall be entitled to change its policy in that respect without any liability to the Employee. It is the Company’s current policy to allow the Employee to accumulate any unused vacation days up to the number of vacation days specified in Exhibit A and once the Employee has reached such accumulation no additional vacation days will be accumulated, but rather be forfeited. The Employee will not be entitled to redemption of accumulated and unused vacation days, except in the event of termination or resignation of employment and then only in accordance with applicable law.

9.	Recreation Pay. The Employee will be entitled to recreation pay (Dmei Havra’a) in accordance with applicable law.

10.	Additional Benefits. The Employee may be entitled to additional benefits if and only to the extent set forth in Exhibit A.

11.	Policies and Guidelines. The Employee undertakes to abide by and at all times be in compliance with the policies, guidelines and regulations which are and shall be established by the Company.

12.	General. Headings in this Agreement are included for reference purposes only and are not to be used in interpreting this Agreement. The exhibits to this Agreement constitute an integral part thereof. Subject to applicable law, no collective bargaining agreement will apply to the relationship between the parties, whether such agreement was signed among the government, the General Federation of Labor and Employers organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of the Company or in relation to the position held by or the profession of the Employee. No failure, delay of forbearance of either party in exercising any power or right hereunder will in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof. In the event it is determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination will not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby. This Agreement constitutes the entire understanding and agreement between the parties, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties. The Employee acknowledges and confirms that all terms of Employee’s employment are personal and confidential, and undertakes to keep such terms in confidence and refrain from disclosing such terms to any third party.

The Employee acknowledges that this Agreement, together with the Exhibits thereto, constitutes a due notice to the Employee of the terms of employment, as required under law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

One World Cannabis Ltd.	Yossi Dagan

By:	Signature
Title:

Exhibit A to Personal Employment Agreement

Employee Name	Yossi Dagan, ID# 032243115

Address	[__________]

Position	Chief Financial Officer

Under the Direction	CEO

Start Date	July 1, 2017

Work Week and Hours of Work; Rest Day	The scope of employment shall be 5 days a week, with regular work hours in accordance with the Company’s policy (currently, 9:00-18:00), subject to overtime requests by the Company. The rest day is Saturday.

Prior Notice	Three (3) months. However, during the first three months of employment the notice period shall be one month.

Salary (NIS)	The Employee shall be entitled to a gross monthly salary of NIS 18,750 (the “Base Salary”). In addition, in consideration for overtime hours that the Employee may work during the month the Employee shall receive a global payment of NIS 6,250 per month (the “Global Overtime Compensation”, and together with the Base Salary, the “Salary”). The Global Overtime Compensation has been determined based on Company’s estimation of the average of overtime hours per month that the Employee’s position may require.

Annual Vacation Days	24 annual vacation days. Employee may accumulate at any time unused vacation days in the aggregate number equal to no more than twice the number of the annual vacation days he is entitled to receive.

Education Fund

The Company and the Employee will maintain an advanced study fund (Keren Hishtalmut). The Company will contribute to such fund an amount equal to 7.5% of the Salary, and will deduct from the Salary and transfer to such fund an amount equal to 2.5% of the Salary.

For the avoidance of doubt, no amount remitted by the Company in respect of this paragraph will be considered as part of the Salary for purposes of any deduction therefrom or calculations of severance pay.

Cellular Phone	Company shall reimburse Employee for expenses related to use of cellular phone in accordance with a company policy in that respect, as may be changed from time to time, subject to the submission by the Employee of applicable invoices.

Transportation	The employee will be entitled to payment for transportation from and to work in the amount of NIS 300 per month.

Options

The Company shall recommend its Board of Directors of its parent company, OWC Pharmaceutical Research Corp. (the “Board” and “Parent”, respectively) to grant the Employee options (the “Options”) to purchase up to 1,500,000 shares of Common Stock of the Parent (as may be adjusted due to stock split, reverse stock split and the like), under the Parent’s stock incentive plan (the “Plan”). The grant of the Options shall be subject to the approval of the Board, at its sole discretion. The Options shall vest over a 3-year period from the vesting start date determined by the Board (which shall not be earlier than the Start Date), such that 500,000 Options shall vest upon the one year anniversary of the Start Date and the remaining Options shall vest in eight equal installments at the end of each 3-month period thereafter, in each case, provided that the Employee continues to be employed by the Company at the applicable date of vesting. Additional conditions for exercise may apply. The exercise price per share of the Options shall be determined by the Board. The Options shall be subject to the terms of the Plan and their grant shall further be subject to the signing by the Employee of an applicable option agreement and such other grant documents in the forms provided by the Company. Upon cessation of Employee’s employment, any unvested portion of the Option shall immediately expire and any vested portion may be exercisable in the manner and for the period as shall be specified in the grant documents to be provided by the Company.

All tax consequences arising from the grant, exercise of the Options or the payment of the exercise price of the Options shall be borne solely by the Employee and the Company and/or Parent shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source, all as shall be detailed in the Plan and/or an option grant agreement to be executed between the parties.

Exhibit B to Personal Employment Agreement

Proprietary Information, Confidentiality and Non-Competition Agreement

between the Employee and One World Cannabis Ltd.

Employee’s Name	Yossi Dagan

1.	Capitalized terms herein will have the meanings given to them in the Personal Employment Agreement to which this Exhibit is attached (the “Agreement”). The term Company will include also all subsidiaries and affiliates of the Company, as applicable, which are deemed third party beneficiaries of this Agreement. The Employee’s obligations and the Company’s rights under this Exhibit will apply as of the beginning of the engagement between the Company and the Employee, regardless of the Start Date or the date of execution of the Agreement or this Exhibit.

Confidentiality; Proprietary Information

2.	The Employee acknowledges and agrees that Employee may have access to confidential and proprietary information concerning the business and financial activities of the Company, including without limitation information relating to the Company’s research and development activities, investments, properties, employees, marketing plans, customers, suppliers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques, intellectual property and products (actual or planned). Such information, whether documentary, written, oral or computer generated, will be referred to as “Proprietary Information”. However, Proprietary Information will exclude information that Employee can demonstrate (i) was known to Employee prior to Employee’s association with the Company (except if related in any way to the Company, including without limitation to the Company’s current and/or contemplated business, services, products and/or activities); or (ii) is or will become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by the Employee.

3.	The Employee recognizes that the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information will be deemed Proprietary Information hereunder, mutatis mutandis. The Employee will not, during his/her employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

4.	The Employee agrees that all Proprietary Information and any patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith are and will be the sole property of the Company and its assigns. At all times, during Employee’s engagement by the Company and thereafter, the Employee will keep in confidence and trust all Proprietary Information and will not use or disclose Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties under the Agreement.

5.	Upon termination of the Employee’s employment with the Company, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee’s work with the Company, and will not retain any documents or materials or copies thereof containing any Proprietary Information.

For the avoidance of doubt, Employee’s undertakings set forth in Sections 2-5 shall remain in full force and effect after termination of the Agreement (for any reason whatsoever) or any renewal thereof.

Disclosure and Assignment of Inventions

6.	From and after the date the Employee first became employed by the Company, the Employee undertakes and covenants that the Employee will promptly disclose in confidence to the Company all inventions, improvements, developments, original works of authorship, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works, trade secrets, discoveries and any other intellectual creations of any nature whatsoever (“Inventions”), whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by Employee, either alone or jointly with others during the course of or in connection with Employee’s employment with the Company. The Employee undertakes not to disclose to the Company any confidential information of any third party and not to make any use of any intellectual property rights of any third party in the framework of the Employee’s employment by the Company.

7.	Without derogating from applicable law, the Employee agrees that all Inventions, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by Employee, either alone or jointly with others, during the course of or in connection with Employee’s employment with the Company that (a) are developed in whole or in part on Company’s time or using equipment, supplies, facilities, resources or Proprietary Information of the Company, (b) result from or are suggested by any task assigned to Employee or any work performed by the Employee for or on behalf of the Company or by the scope of Employee’s duties and responsibilities with Company, or (c) relate to the Company’s business, activities, services, products or research and development (whether current or anticipated) will be the sole and exclusive property of the Company and the Employee will have no rights in or thereto (“Company Inventions”).

8.	The Employee has listed below in this Section 8 a complete list of all inventions to which he claims ownerships (the “Prior Inventions”) and that the Employee desires to remove from the operation of this Exhibit, and acknowledges and agrees that such list is complete. If no such list is attached to this Exhibit, the Employee represents that he has no such Inventions at the time of signing this Agreement. The Prior Inventions, if any, patented or unpatented, are excluded from the scope of this Exhibit. If, in the course of employment with the Company, the Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, the Employee agrees that the Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent. The Employee hereby represents and undertakes that none of his/her previous employers or any entity with whom the Employee was engaged, has any rights in the Inventions or Prior Inventions and such employment with the Company will not grant any of them any right in the results of the Employee’s work.

Prior Inventions: [fill-in, if any.]

None.

9.	The Employee hereby irrevocably transfers and assigns to the Company, without further compensation, all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and waives any and all moral rights that Employee may have in or with respect to any Company Invention. The Employee hereby irrevocably, unconditionally and expressly waives any right and/or claim to any consideration or compensation whatsoever with regard to the Company Inventions and the assignment, use or commercialization thereof, including without limitation any royalty payment and other payment with respect thereto (and including without limitation under Section 134 of the Israeli Patent Law, 1967). The Employee agrees and understands that the Salary (set forth in Exhibit A) includes adequate compensation for any transfer or assignment made by the Employee, if any, pursuant to this Section 9.

The Employee agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Inventions in any and all countries. The Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation will continue beyond the termination of the Employee’s employment with the Company. The Employee hereby irrevocably designates and appoints the Company and its officers and agents as the Employee’s agent and attorney in fact, coupled with an interest to act for and on Employee’s behalf and in Employee’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by the Employee.

Non-Competition; Non-Solicitation

10.	Employee agrees and understands that the Employee’s Salary (set forth in Exhibit A) includes adequate compensation for his/her undertakings under this Section 10. Therefore, in order to enable the Company to effectively protect its Proprietary Information, the Employee undertakes that, so long as Employee is employed by the Company and for a period of twelve (12) months thereafter, the Employee will not, directly or indirectly, as owner, employee, agent, or in any capacity whatsoever engage in, become financially interested in, be employed by, render services or assists to, or have any connection with, any person, corporation, business or venture that is engaged in any activities involving services, products, information, processes, technology or equipment that are competitive to those of the Company; provided, however, that Employee may own securities of any publicly traded corporation in an amount not to exceed three percent of any class of stock or securities of such company, and so long as Employee has no active role in such corporation in any capacity.

11.	The Employee agrees and undertakes that during the period of Employee’s employment and for a period of twelve (12) months thereafter, the Employee will not, directly or indirectly, including personally or in any business in which Employee is an officer, director or shareholder, for any purpose or in any place solicit (i) for employment any person employed by the Company (or retained by the Company as a consultant, if such consultant is prevented thereby from continuing to render its services to the Company in the manner provided immediately before) on the date of such termination or during the preceding twelve (12) months, and (ii) the business of any customer of the Company for the purpose of offering services or products which compete with the services or products supplied to such customer by the Company.

Reasonableness of Protective Covenants; Remedies for Breach

12.	Insofar as the protective covenants set forth in this Exhibit are concerned, the Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any term contained in this Exhibit B will for any reason be held to be excessively broad with regard to time, geographic scope or activity, such term will be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

13.	The Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to the Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

14.	The Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of the Company and to realize and derive all the benefits, rights and expectations of conducting the Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for the Employee’s agreement to be bound by the provisions of this Exhibit.

IN WITNESS WHEREOF the Employee has signed this Proprietary Information, Confidentiality and Non-Competition Agreement as of the date first hereinabove set forth.

Yossi Dagan /s/

Exhibit C

הסכם עפ"י סעיף 14 לחוק פיצויי פיטורים

אני החי"מ, מאשר/ת בזאת כי אני מסכים/מה לאמץ את התנאים המפורטים להלן בדבר תשלומים שוטפים בלבד של המעביד לקופת הביטוח (ביטוח מנהלים) למטרת קיצבה ו/או לקרן פיטורים, כפי שפורסמו בי"פ 4659 מיום 30.6.98 בע"מ 4394 (תיקון אחרון – י"פ 4970, בעמ' 1949):

"בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים התשכ"ג – 1963 (להלן – החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופת גמל) התשכ"ד – 1964 (להלן – קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן – קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן – תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן – השכר המופטר), ובלבד שנתקיימו כל אלה:

1. **תשלומי המעביד -**

(א) לקרן פנסיה אינם פחותים מ- 14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) 13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחיסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור לפי 2.5% מהשכר המופטר, לפי הנמוך מביניהם (להלן – תשלום לביטוח אובדן כושר עבודה);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2. לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו – (א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה; (ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או משך העובד כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה, "אירוע מזכה" – מוות, נכות או פרישה בגיל שישים ויותר.

3. אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

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יוסי דגן/s/